CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the reference to our firm under the captions "Financial Highlights", "Independent Accountants", and "Financial Statements" in Post-Effective Amendment No. 11 under the Securities Act of 1933 and Amendment No. 11 under the Investment Company Act of 1940 to the Registration Statement (Form N-1A No. 33-75340) and related Prospectus and Statement of Additional Information of Guinness Flight Investment Funds, and to the incorporation by reference therein of our report dated February 6, 1998, with respect to the financial statements and financial highlights of Guinness Flight Investment Funds included in its Annual Report for the year ended December 31, 1997 filed



                                                     /s/ ERNST & YOUNG LLP
                                                         ERNST & YOUNG LLP


Los Angeles, California
June 16, 1998